Exhibit 99.1

FOR IMMEDIATE RELEASE: September 11, 2008	NEWS OTCBB: ELDO

Eldorado Artesian Springs Adds Two Kroger Chains – King Soopers and City Market – to Western Distribution of its Organic Vitamin Charged Spring Water

Louisville, Colorado, September 11, 2008 – Eldorado Artesian Springs, Inc. (OTCBB: ELDO) today announced that two grocery divisions owned by The Kroger Co. have become the latest major chains to offer Eldorado’s Organic Vitamin Charged Spring Water.

King Soopers, with 141 stores, and City Market, with 38 stores, both are major players in the Colorado market and plan to carry all six flavors of Organic Vitamin Charged Spring Water.

Promotions of the Organic Vitamin Charged Spring water are planned for September 14, 2008, at the Fiestes Patrias in Denver’s Civic Center Park – a large community event that is co-sponsored by King Soopers and Eldorado Artesian Springs. Eldorado will be offering free samples and distributing coupons for Organic Vitamin Charged Spring Water as well as the Company’s flagship Natural Spring Water produced from its artesian spring in nearby Eldorado Springs, CO. In conjunction with that event, beginning on September 24, 2008, Eldorado products will be offered on sale on high visibility end-aisle displays in 85 King Soopers and City Market stores. The same stores will be offering free samples on September 27, 2008.

“We are delighted to welcome King Soopers and City Market to our growing list of grocery and retail customers offering Organic Vitamin Charged Spring Water in the Rocky Mountain Region,” said Doug Larson, president and CEO of Eldorado Artesian Springs. “Both King Soopers and City Market are high profile organizations in the Western U.S., known for their commitment to carrying high quality products and supporting regionally-based companies such as Eldorado Artesian Springs.”

“King Soopers has been a customer for our flagship spring water products for several years, and we are looking forward to working with them to roll out our Organic Vitamin Charged Spring Water,” said Kate Janssen, VP Sales for Eldorado. “Our on-premise sampling programs will be effective in raising awareness of the product’s award-winning spring water taste and unique organic sweetener, which we believe is superior to competing products that use high fructose sweeteners. We have seen these sampling initiatives significantly boost sales in previous programs and believe we can achieve similar results with King Soopers and City Market.”

The Organic Vitamin Charged Spring Water is also available in Albertson’s, Vitamin Cottage, K&G (Jenny’s Markets), and one of the nation’s premier natural foods supermarkets. The product, which has superior taste and a unique organic component, is available to more than 2,000 other retail outlets, convenience stores and on-premise locations by distributors UNFI and US Food Service.

The product line includes six flavors: Peach/Mango, DragonFruit, Black Raspberry, Pink Passion Guava, Sicilian Orange and Strawberry/Blueberry. All flavors have recently been reformulated to use 16 grams of organic cane sugar per serving, which is high enough to preserve the drink’s great flavor but low enough to qualify under nutrition guidelines adopted by certain school districts. The organic cane sugar, in addition to the natural spring water, gives the product a differential competitive advantage in the fastest growing segment of the bottled water business.

The Company’s Organic Vitamin Charged Spring Water was recently the subject of a feature story on CNBC’s PowerLunch program (a replay of the video is available at http://www.eldoradosprings.com).

About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.

Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:

Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
303-499-1316
doug@eldoradosprings.com

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com